Exhibit 99.7

AMENDMENT TO TAYSHA GENE THERAPIES, INC.

2023 INDUCEMENT PLAN

A. Taysha Gene Therapies, Inc., a corporation organized under the laws of the State of Delaware, (the “Company”) established the Company’s 2023 Inducement Plan (the “Plan”).

B. The Plan currently provides for 6,000,000 shares of Common Stock to be reserved for issuance under the Plan; and

C. The Company now wishes to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan to an aggregate of 9,000,000 shares.

Effective immediately, the Plan is amended as follows:

1.	The reference to “6,000,000 shares” in Section 2(a) of the Plan is hereby amended to reference “9,000,000 shares”.

2.	In all other respects the Plan will remain the same.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of November 14, 2025.

Taysha Gene Therapies, Inc.

By:	/s/ Sean P. Nolan
Sean P. Nolan
Chief Executive Officer